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                                                                   EXHIBIT 23.4

The Board of Directors
Danielson Holding Corporation:

  The audits referred to in our report dated February 26, 1996, included the related financial statement schedules as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.

  As described in Note 1 of the Notes to Consolidated Financial Statements, in 1995 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

                                      /s/ KPMG Peat Marwick LLP

New York, New York
July 3, 1996